Exhibit 5.1

[LETTERHEAD OF POLSINELLI PC]

August 21, 2019

Board of Directors

RedHawk Holdings Corp.

120 Rue Beauregard, Suite 206

Lafayette, Louisiana 70508

Re:	RedHawk Holdings Corp. Registration Statement on Form S-8, dated August 21, 2019

Ladies and Gentlemen:

We are acting as counsel to RedHawk Holdings Corp., a Nevada corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 110,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), all of which shares are issuable pursuant to the RedHawk Holdings Corp. 2019 Stock Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Company has sufficient unissued and unreserved shares of common stock (or will validly amend the Company’s Amended and Restated Articles of Incorporation to authorize a sufficient number of shares of common stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based, as to matters of law, solely on Chapter 78 of the Nevada Revised Statutes, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and the instruments executed pursuant to such Plan, and (iii) receipt by the Company of the consideration, if any, for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof, the Plan and any underlying award agreements or letters, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ POLSINELLI PC